Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 9, 2011

Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, NY 10153

Ladies and Gentlemen:

We have acted as counsel to Icahn Enterprises L.P., a Delaware limited partnership ("Icahn Enterprises"), with respect to the preparation and filing of a Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on December 1, 2011.  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to holders of the depositary units representing limited partner interests in Icahn Enterprises (the "Depositary Units") in connection with the distribution by Icahn Enterprises to such holders of transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase additional Depositary Units (the “Rights Offering”). The additional Depositary Units that may be issued and sold by Icahn Enterprises upon exercise of the Subscription Rights are referred to herein as the “Rights Units.” The Registration Statement relates to the Subscription Rights and the Rights Units.

In giving this opinion, we have examined the original or certified, conformed or photostatic copies of:  (i) Icahn Enterprises’ Certificate of Limited Partnership, as amended to date (the “Certificate of Limited Partnership”); (ii) Icahn Enterprises’ Agreement of Limited Partnership, as amended to date (the “Limited Partnership Agreement”); (iii) a certificate of good standing for Icahn Enterprises issued by the Secretary of State of Delaware; (iv) records of all proceedings relating to Rights Offering, including, without limitation, the minutes of the Special Meeting of the Board of Directors of Icahn Enterprises G.P., Inc., a Delaware corporation, that is the general partner of Icahn Enterprises (the “General Partner”) held on November 30, 2011; (v) the Registration Statement; (vi) the proposed form of the Subscription Rights certificate; and (v) originals, or copies certified or otherwise identified to our satisfaction, of such other documents, certificates, instruments, records and such other legal matters as we have deemed necessary or relevant for purposes of rendering this opinion. In addition, we have made such inquiries of such officers and representatives of Icahn Enterprises and the General Partner as we have deemed necessary or relevant for purposes of rendering this opinion.

In our examination, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinions set forth below; (ii) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws; and (iii) that the Rights Units will be issued and sold in the manner specified in the Registration Statement and any applicable supplement to the Prospectus. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of Icahn Enterprises and the General Partner. We have not independently verified such factual matters.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

Based upon, and subject to, the foregoing, assuming no change in the applicable law or pertinent facts, we are of the opinion that:

1.
the Subscription Rights have been duly authorized and, when issued, will be the valid and binding obligations of Icahn Enterprises, enforceable against Icahn Enterprises in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting the rights of creditors generally and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

2.
the Rights Units, when issued and delivered against payment therefor upon due exercise of Subscription Rights, will be validly issued and the purchasers of the Rights Units will have no obligation to make payments to Icahn Enterprises or its creditors (other than the purchase price for the Rights Units) or contributions to Icahn Enterprises or its creditors solely by reason of the purchaser’s ownership of the Rights Units.

The opinions set forth herein are based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Proskauer Rose LLP